Exhibit 4.3
CARVANA CO.

2021 EMPLOYEE STOCK PURCHASE PLAN

EFFECTIVE DATE: May 3, 2021
APPROVED BY SHAREHOLDERS: May 3, 2021
EXPIRATION DATE: May 3, 2031

ARTICLE 1
ESTABLISHMENT; PURPOSE; GLOSSARY

1.1    ESTABLISHMENT. Carvana Co., a Delaware corporation (the “Company”), hereby establishes the Carvana Co. 2021 Employee Stock Purchase Plan (the “Plan”). The Plan is intended to qualify as an “employee stock purchase plan” under Section 423 of the Code and shall be administered, interpreted, and construed consistent with that intent. Nevertheless, the Company does not and cannot guarantee any particular tax effect or treatment for the Stock purchases made pursuant to the Plan, nor does the Company make any representation that it will maintain the qualified status of the Plan.

1.2    PURPOSE. The purpose of the Plan is to encourage and enable Eligible Employees of the Company and its Designated Subsidiaries to purchase Stock through accumulated payroll deductions.

1.3    GLOSSARY. Capitalized terms used but not otherwise defined in the Plan shall have the meanings set forth in the attached Glossary, which is incorporated into and made part of the Plan.

ARTICLE 2
EFFECTIVE DATE; EXPIRATION DATE

2.1    EFFECTIVE DATE. The Plan was adopted by the Board on March 22, 2021, but shall not become effective until the date on which it is approved by the Company’s shareholders at the Company’s 2021 Annual Meeting (the “Effective Date”). Subject to the shareholder approval described in the preceding sentence, this Plan shall apply to the Offering Period beginning on July 1, 2021.

2.2    EXPIRATION DATE. Unless sooner terminated pursuant to Section 11.1, the Plan will expire on, and no Option may be granted pursuant to the Plan after, the 10th anniversary of the Effective Date.

ARTICLE 3
ADMINISTRATION

3.1    COMMITTEE. The Plan shall be administered by the Committee. A majority of the Committee shall constitute a quorum. The acts of a majority of the members present at any meeting at which a quorum is present, and acts approved in writing by all of the members of the Committee in lieu of a meeting, shall be deemed the acts of the Committee.

3.2    AUTHORITY OF COMMITTEE. Subject to the provisions of this Plan and Applicable Laws, the Committee shall have full authority, in its sole discretion, to take any actions it deems necessary or advisable for the administration of this Plan including, but not limited to, the power to: (i) interpret this Plan and adopt rules and regulations it deems appropriate to implement this Plan including amending any outstanding Options as it may deem advisable or necessary to comply with Applicable Laws, and making all other decisions relating to the operation of this Plan; (ii) establish the length and timing of Offering Periods; (iii) establish minimum and maximum contribution rates in a manner consistent with Section 423 of the Code; (iv) establish new or change existing limits on the number of shares of Stock an Eligible Employee may elect to purchase with respect to any Offering Period if such limits are announced prior to the beginning of an Offering Period and are established in a manner consistent with Section 423 of the Code; (v) subject to the limitations set forth in Section 423 of the Code and the terms and conditions of this Plan, adjust the Purchase Price Per Share prior to the beginning of an Offering Period; (vi) adopt such rules or sub-plans as may be deemed necessary or appropriate to comply with the laws of other countries to allow for tax-preferred treatment of the Options or otherwise provide for the participation by Eligible Employees who reside outside of the United States, including determining which Eligible Employees are eligible to participate in the other sub-plans established by the Committee; (vii) correct any defect or supply any omission or reconcile any inconsistency or ambiguity existing in this Plan; and (viii) make all other decisions or determinations that may be required pursuant to the Plan or as the Committee deems necessary or advisable to administer the Plan. To the extent permitted by Applicable Laws, the Committee may delegate any authority granted to it pursuant to the Plan.

3.3    DECISIONS BINDING. The Committee’s interpretation of the Plan or any Options granted pursuant to the Plan and all decisions and determinations by the Committee with respect to the Plan and any Option are final, binding, and conclusive on all parties. Any action authorized to be taken by the Committee pursuant to the Plan may be taken or not taken by the Committee in the exercise of its discretion as long as such action or decision not to act is not inconsistent with a provision of this Plan or Applicable Laws.

ARTICLE 4
SHARES SUBJECT TO THE PLAN

4.1    NUMBER OF SHARES. Subject to adjustment as provided in Section 10.1, the total number of shares of Stock reserved and available for purchase and delivery under this Plan shall be 500,000. If any Option granted under this Plan shall terminate without having been exercised, the Stock not purchased under such Option shall again be available for issuance under this Plan.

4.2    OVER-SUBSCRIBED OFFERINGS. If the total number of shares of Stock to be purchased by Participants on the last day of an Offering Period exceeds the total number of shares then reserved and available for purchase and delivery under this Plan, the Committee shall make a pro rata allocation of any shares that may be issued under this Plan in as uniform and equitable a manner as is reasonably practicable. In such event, the Company shall provide written notice to each affected Participant of the reduction of the number of shares to be purchased under the Participant’s Option.

4.3    APPLICABLE LAW RESTRICTIONS. If the Committee determines that some or all of the shares of Stock to be purchased by Participants as of the end of the Offering Period would not be issued in accordance with Applicable Laws or any approval by any regulatory body as may be required, or the shares would not be issued pursuant to an effective Form S-8 registration statement or that the issuance of some or all of such shares pursuant to a Form S-8 registration statement is not advisable due to the risk that such issuance will violate Applicable Laws, the Committee may, without Participant consent, terminate any outstanding Offering Period and the Options granted pursuant thereto and refund in cash all affected Participants’ entire Account balances for such Offering Period as soon as practicable thereafter.

4.4    STOCK DISTRIBUTED. The shares of Stock reserved for purchase and delivery under this Plan may consist, in whole or in part, of authorized and unissued shares, treasury shares, or shares of Stock purchased on the open market.

ARTICLE 5
GRANT OF OPTION; LIMITATIONS

5.1    GRANT OF OPTION. On each Offering Commencement Date, each Participant will automatically be granted an Option to purchase as many whole shares of Stock as the Participant will be able to purchase with the payroll deductions credited to his or her Account during the Offering Period; provided, however, that the total number of shares of Stock that may be purchased by any Participant on the last Trading Day of any Offering Period shall not exceed the Maximum Offering.

5.2    LIMIT ON NUMBER OF SHARES PURCHASED. Notwithstanding any provision of the Plan to the contrary, no Participant shall be granted an Option to purchase shares of Stock under this Plan if such Option would permit the Participant to accrue rights to purchase shares under all employee stock purchase plans (as described in Section 423 of the Code) of the Company and its Designated Subsidiaries at a rate which exceeds $25,000 of the Fair Market Value of such shares (determined at the time such Options are granted) for each calendar year in which such Options are outstanding at any time.

5.3    FIVE PERCENT OWNER AND OTHER LIMITS. Notwithstanding any provision of the Plan to the contrary, no Participant shall be granted an Option to purchase shares of Stock under this Plan if the Participant (or any other person whose stock would be attributed to the Participant under Section 424(d) of the Code), immediately after such Option is granted, would own or hold options to purchase shares possessing 5% or more of the total combined voting power or value of all classes of Stock of the Company or any of its Subsidiaries.

5.4    HIGHLY COMPENSATED EMPLOYEES. With respect to any given Offering Period, the Committee may determine that the offering shall not be extended to highly compensated Eligible Employees within the meaning of Section 414(q) of the Code.

ARTICLE 6
PARTICIPATION; ENROLLMENT

6.1    PARTICIPATION. An Eligible Employee may become a Participant for an Offering Period by following an electronic or other enrollment process prescribed by the Committee, during the Enrollment Period prior to the beginning of an Offering Period to which it relates. The enrollment form shall contain the payroll deduction authorization described in Article 7. A payroll deduction authorization will be effective for the first Offering Period following the submission of the enrollment form and all subsequent Offering Periods until: (i) it is terminated pursuant to Article 8; (ii) it is modified by submitting another enrollment form in accordance with this Section 6.1; (iii) an election is made pursuant to Section 7.3 to reduce or cease payroll deductions during an Offering Period; or (iv) the Participant becomes ineligible to participate in the Plan.

6.2    AUTOMATIC RE-ENROLLMENT. Following the end of each Offering Period, each Participant shall be automatically re-enrolled in the next Offering Period at the same rate of payroll deductions in effect on the last Trading Day of the prior Offering Period, unless the Participant: (i) withdraws from the Plan in accordance with Section 8.1; or (ii) Terminates Employment or otherwise becomes ineligible to participate in the Plan. Notwithstanding the foregoing, the Committee may require the current Participants to complete and submit a new enrollment form or complete an electronic or other enrollment process at any time it deems necessary or desirable to facilitate Plan administration or for any other reason.

ARTICLE 7
PAYROLL DEDUCTIONS

7.1    GENERAL. Each enrollment form shall contain a payroll deduction authorization pursuant to which the Participant elects to have a whole percentage of Eligible Compensation between 1% and 100% deducted on each payday during the Offering Period and credited to the Participant’s Account for the purchase of shares of Stock under the Plan.

7.2    COMMENCEMENT. Payroll deductions shall begin on the Offering Commencement Date of the first Offering Period to which the enrollment form relates (or as soon as administratively practicable thereafter) and shall continue through subsequent Offering Periods pursuant to Section 6.2. Participants shall not be permitted to make any separate cash or other payments into their Account for the purchase of shares of Stock pursuant to the offering. Notwithstanding the foregoing, if Applicable Laws prohibit payroll deductions, a Participant may elect to participate in an Offering Period through contributions to his or her Account in a form acceptable to the Committee and which complies with Applicable Law.

7.3    CHANGES IN PAYROLL DEDUCTIONS. A Participant may cease payroll contributions during an Offering Period and receive a refund for the amounts credited to the Participant’s account in accordance with Section 8.1 . A Participant may decrease the rate of his or her payroll deductions once during an Offering Period and any such reduction will become effective as soon as administratively practicable and will remain in effect for successive Offering Periods as provided in Section 6.2 unless the Participant: (i) submits a new enrollment form for a later Offering Period as provided in Section 6.1; or (ii) Terminates Employment or otherwise becomes ineligible to participate in the Plan. A reduction of a Participant’s payroll contribution to 0 shall be treated as a withdrawal from the Offering Period and the Participant will receive a refund for the amounts credited to the Participant’s account in accordance with Section 8.1.

7.4    INSUFFICIENT PAYROLL DEDUCTIONS. If, in any Offering Period, a Participant has no Eligible Compensation or his or her Eligible Compensation is insufficient (after other authorized deductions) to permit deduction of the full amount of his or her payroll deduction election, then the Participant will be withdrawn from the Offering Period and the Participant’s entire Account shall be refunded in cash as soon as practicable thereafter.

7.5    COMPANY ADJUSTMENTS OF PAYROLL DEDUCTIONS. Notwithstanding anything in the Plan to the contrary, the Company may adjust a Participant’s payroll deductions at any time during an Offering Period to the extent necessary to comply with Code Section 423(b)(8) and the limitations described in Article 5. Payroll deductions will recommence and be made in accordance with the Participant’s payroll deduction as in effect prior to such Company adjustment starting with the next Offering Period (or such later time as determined necessary by the Committee) unless the Participant: (i) withdraws from the Plan in accordance with Section 8.1; or (ii) Terminates Employment or otherwise becomes ineligible to participate in the Plan.

ARTICLE 8
WITHDRAWALS FROM OFFERING PERIOD

8.1    VOLUNTARY WITHDRAWAL. A Participant may withdraw from any Offering Period after the Offering Commencement Date, in whole but not in part, by timely submitting a prescribed form of withdrawal notice to the Company (or its designee). If a Participant withdraws from an Offering Period, payroll deductions shall cease as soon as administratively practicable thereafter and the Participant’s Option for the Offering Period will automatically be terminated, and, the Participant’s entire Account balance for such Offering Period shall be refunded in cash as soon as practicable thereafter. A Participant’s withdrawal from a particular Offering Period is irrevocable. If a Participant desires to participate in a subsequent Offering Period, he or she must re-enroll in the Plan by timely submitting a new enrollment form in accordance with Section 6.1.

8.2    TERMINATION OF EMPLOYMENT. In the event of a Participant’s Termination of Employment, any outstanding Option held by the Participant shall immediately terminate. The Participant shall be withdrawn from the Plan and the Participant’s entire Account shall be refunded in cash as soon as practicable thereafter.

8.3    DEATH. If a Participant dies, any outstanding Option held by the Participant shall immediately terminate. The Participant shall be withdrawn from the Plan and the Participant’s entire Account shall be remitted in cash as soon as practicable thereafter to the executor, administrator, or other legal representative of the Participant’s estate or, if the Committee permits a beneficiary designation, to the beneficiary or beneficiaries designated by the Participant if such designation was submitted to the Company (or its designee) prior to the Participant’s death.

ARTICLE 9
STOCK PURCHASES

9.1    GENERAL. On the last Trading Day of each Offering Period, and subject to the limitations set forth in Article 5 and Article 6, the Committee shall cause the amount credited to each Participant’s Account to be applied to purchase as many shares of Stock pursuant to the Participant’s Option as possible at the Purchase Price Per Share. In no event may shares be purchased pursuant to an Option more than 27 months after the Offering Commencement Date of such Option. The amount applied to purchase shares pursuant to the Option shall be deducted from the Participant’s Account. Any amounts that remain credited to the Participant’s Account on the last Trading Day of the Offering Period shall be carried forward to the next Offering Period, unless the Participant: (i) withdraws from the Plan in accordance with Section 8.1; or (ii) Terminates Employment or otherwise becomes ineligible to participate in the Plan.

9.2    INTEREST ON PAYMENTS. No interest shall be paid on sums withheld from a Participant’s pay for the purchase of shares of Stock under the Plan unless otherwise determined by the Committee.

9.3    OPTIONS NOT TRANSFERABLE. A Participant’s Option may not be sold, pledged, assigned, or transferred in any manner. If a Participant sells, pledges, assigns, or transfers his or her Options in violation of this Section 9.3, such Options shall immediately terminate, and the Participant shall immediately receive a refund of the amount then credited to the Participant’s Account.

ARTICLE 10
CHANGES IN CAPITAL STRUCTURE

10.1    ADJUSTMENTS. In the event of any recapitalization, reclassification, stock dividend, stock split, reverse stock split or other distribution with respect to the shares of Stock, or any similar corporate transaction or event in respect of the Stock, the Committee shall make a proportionate adjustment in: (i) the number and class of shares of Stock made available for purchase pursuant to Section 4.1, and any other similar numeric limit expressed in the Plan; (ii)

the number, amount and class of Stock subject to any then-outstanding Options; (iii) the Purchase Price Per Share of any then-outstanding Options; and/or (iv) any other terms of this Plan or any then-outstanding Options that are affected by the event. Any adjustments made pursuant to this Section 10.1 shall be made in manner consistent with the requirements of Applicable Laws, including, without limitation, Section 423 and Section 424 of the Code.

10.2    MERGER OR LIQUIDATION OF THE COMPANY. If the Company or its shareholders enter into an agreement to dispose of all or substantially all of the assets or outstanding Stock of the Company by means of a sale, merger or reorganization in which the Company will not be the surviving corporation (other than a reorganization effected primarily to change the state in which the Company is incorporated, a merger or consolidation with a wholly-owned Subsidiary, or any other transaction in which there is no substantial change in the shareholders of the Company or their relative stock holdings, regardless of whether the Company is the surviving corporation) or if the Company is liquidated, then all outstanding Options under the Plan shall be automatically exercised immediately prior to the consummation of such transaction by causing all amounts credited to each Participant’s Account to be applied to purchase as many shares of Stock, subject to the limitations set forth in Article 5 and Article 6.

10.3    ACQUISITIONS OR DISPOSITIONS. The Committee may, in its discretion and in accordance with the principles set forth in Section 423 of the Code, create special Offering Periods for individuals who become Eligible Employees solely in connection with the acquisition of another company or business, by merger, reorganization, or purchase of assets and may provide for special purchase dates for Participants who will cease to be Eligible Employees solely in connection with the disposition of all or a portion of any Designated Subsidiary or a portion of the Company, which Offering Periods and purchase rights granted pursuant thereto shall, be subject to such terms and conditions as the Committee considers appropriate in the circumstances.

ARTICLE 11
AMENDMENT AND TERMINATION

11.1    AMENDMENT AND TERMINATION. The Committee may, at any time and from time to time, terminate, amend or modify the Plan; provided, however, that any such action of the Committee shall be subject to the approval of the shareholders to the extent necessary to comply with any Applicable Laws, regulation, or rule of the stock exchange on which the shares of Stock are listed, quoted, or traded. Upon termination of the Plan, any outstanding Offering Periods and the Options granted thereto shall be terminated and the amounts held in each affected Participant’s Account shall be refunded in cash as soon as practicable thereafter.

11.2    OPTIONS PREVIOUSLY GRANTED. No amendment or termination of the Plan shall adversely affect any Option previously granted under the Plan, unless required by Applicable Law.

ARTICLE 12
GENERAL PROVISIONS

12.1    NO SHAREHOLDERS RIGHTS. A Participant will not be a shareholder with respect to shares of Stock subject to any Option until shares of Stock are purchased pursuant to the Option and the shares are transferred into the Participant’s name on the Company’s books and records.

12.2    NO RIGHT TO CONTINUED EMPLOYMENT. Nothing in the Plan shall interfere with or limit in any way the right of the Company or any Subsidiary to terminate any Participant’s employment at any time, nor confer upon any Participant any right to continue in the employ of the Company or any Subsidiary.

12.3    APPLICATION OF FUNDS; UNFUNDED PLAN. All payroll deductions and funds received by the Company in payment for shares of Stock under the Plan and held by the Company at any time may be used for any valid corporate purpose and the Company will not be obligated to segregate any such funds. For all purposes this Plan shall be an unfunded plan and any arrangements created to meet the obligations created under this Plan shall be created in a manner consistent with the unfunded status of the Plan.

12.4    EXPENSES. The expenses of administering the Plan shall be borne by the Company and its Subsidiaries.

12.5    TITLES AND HEADINGS. The titles and headings of the Sections in the Plan are for convenience of reference only and, in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.

12.6    FRACTIONAL SHARES. No fractional shares of Stock shall be issued and the Committee shall determine, in its discretion, whether refunds shall be given in lieu of fractional shares or whether such fractional shares shall be eliminated by rounding up or down as appropriate.

12.7    CONDITIONS UPON ISSUANCE OF SHARES. Shares of Stock pursuant to the Plan will not be issued unless the exercise of such Option and the issuance and delivery of such shares will comply with all Applicable Laws, domestic or foreign, including without limitation, the Securities Act of 1933, as amended, the Securities and Exchange Act of 1934, as amended, and the requirements of any stock exchange upon which the shares may then be listed, and will be further subject to approval of counsel for the Company with respect to such compliance. The Company may, in its discretion, postpone the issuance or delivery of Stock upon exercise of Options until completion of such registration or qualification of such Stock or other action as may be required under any Applicable Law or other required action with respect to any stock exchange upon which the Stock or other Company securities are designated or listed, or compliance with any other contractual obligation of the Company, as the Company may consider appropriate. The Company, in its discretion, may require a Participant to make such representations and furnish such information as it may consider appropriate in connection with the issuance or delivery of Stock in compliance with Applicable Laws, rules, and regulations, designation or listing requirements, or other contractual obligations.

12.8    GOVERNING LAW. The Plan and actions taken in connection herewith shall be governed and construed in accordance with the laws of the State of Delaware (regardless of the law that might otherwise govern under applicable Delaware principles of conflict of laws).

12.9    INDEMNIFICATION. To the maximum extent permitted by applicable law and the Certificate of Incorporation and By-Laws of the Company and to the extent not covered by insurance directly insuring such person, each officer or employee of the Company or any Subsidiary and member or former member of the Committee or the Board shall be indemnified and held harmless by the Company against any cost or expense (including reasonable fees of counsel reasonably acceptable to the Committee) or liability (including any sum paid in settlement of a claim with the approval of the Committee), and advanced amounts necessary to pay the foregoing at the earliest time and to the fullest extent permitted, arising out of any act or omission to act in connection with the administration of the Plan, except to the extent arising out of such officer’s, employee’s, member’s or former member’s own fraud or bad faith. Such indemnification shall be in addition to any right of indemnification the employees, officers, directors or members or former officers, directors or members may have under applicable law or under the Certificate of Incorporation or By-Laws of the Company or any Affiliate.

12.10    DISQUALIFYING DISPOSITION; WITHHOLDING. By participating in the Plan, each Participant agrees that he or she shall notify the Company if the Participant disposes of any shares of Stock in a “disqualifying disposition” as described in Section 422 of the Code. Such notice must be provided within 15 days following the date of the disqualifying disposition and must include the date or dates of the disposition, the number of shares of Stock subject to the disposition, and the consideration received, if any, for the shares of Stock. Upon request by the Company, the Participant shall forward to the Company the amount necessary to satisfy any federal, state or local taxes as are required by law to be withheld upon a disqualifying disposition or otherwise. If requested by the Company, the Participant also agrees to forward to the Company any amounts necessary to satisfy any other applicable taxes or assessments that may be incurred as a result of the disqualifying disposition or otherwise.

12.11    JURISDICTION; WAIVER OF JURY TRIAL. Any suit, action or proceeding with respect to the Plan, or any judgment entered by any court of competent jurisdiction in respect of any thereof, shall be resolved only in the courts of the State of Delaware or the United States District Court for the District of Delaware and the appellate courts having jurisdiction of appeals in such courts. In that context, and without limiting the generality of the foregoing, the Company and each Participant shall irrevocably and unconditionally: (i) submit in any proceeding relating to the Plan, or for the recognition and enforcement of any judgment in respect thereof (a “Proceeding”), to the exclusive jurisdiction of the courts of the State of Delaware, the court of the United States of America for the District of Delaware, and appellate courts having jurisdiction of appeals from any of the foregoing, and agree that all claims in respect of any such Proceeding shall be heard and determined in such Delaware state court or, to the extent permitted by law, in such federal court; (ii) consent that any such Proceeding may and shall be brought in such courts and waives any objection that the Company and each Participant may now or thereafter have to the venue or jurisdiction of any such Proceeding in any such court or that such Proceeding was brought in an inconvenient court and agree not to plead or claim the same; (iii) waive all right to trial by jury in any Proceeding (whether based on contract, tort or otherwise) arising out of or relating to the Plan; (iv) agree that service of process in any such Proceeding may be affected by mailing a copy of such process by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party, in the case of a Participant, at the Participant’s address shown in the books and records of the Company or, in the case of the Company, at the Company’s principal offices, attention General Counsel; and (v) agree that nothing in the Plan shall affect the right to effect service of process in any other manner permitted by the laws of the State of Delaware.

12.12    ELECTRONIC FORMS. To the extent permitted by Applicable Law and in the discretion of the Committee, an Eligible Employee may submit any form or notice required by the Plan by means of an electronic form and delivery method approved by the Committee.

CARVANA CO.

By:	/s/ Paul Breaux
Print Name:	Paul Breaux
Its:	Vice President & Secretary

GLOSSARY

(a)    “Account” means a bookkeeping account established and maintained to record the amount of funds accumulated pursuant to the Plan with respect to a Participant for the purpose of purchasing shares of Stock under the Plan.

(b)    “Applicable Laws” means all applicable laws, rules, regulations, and requirements, including but not limited to, United States state corporate laws, United States federal and state securities laws, the Code, the rules of any stock exchange or quotation system of which the Stock is then listed or quoted, and the applicable laws, rules, regulations, and requirements of any other country or jurisdiction where Options are granted under the Plan or where Eligible Employees reside or provide services, as such laws, rules, regulations, and requirements shall be in effect from time to time.

(c)    “Board” means the Board of Directors of the Company.

(d)    “Code” means the Internal Revenue Code of 1986, as amended. Any reference to any section of the Code shall also be a reference to any successor provision and any Treasury regulation and other official guidance or regulations promulgated thereunder.

(e)    “Committee” means the Compensation and Nominating Committee of the Board.

(f)    “Company” means Carvana Co., a Delaware corporation and any successor corporation.

(g)    “Designated Subsidiary” means any Subsidiary designated by the Committee from time to time, in its sole discretion, whose employees may participate in the Plan, if such employees otherwise qualify as Eligible Employees.

(h)    “Eligible Compensation” means the Participant’s fixed salary or base wages paid through the Company’s or a Designated Subsidiary’s payroll system for services actually rendered in the course of employment. Eligible Compensation shall be limited to amounts received by the Participant during the period he or she is participating in the Plan and shall be determined before deduction for any elections made by a Participant to reduce his or her salary or wages under any benefit plan (including any 401(k) plan, or any other welfare or retirement plan). Eligible Compensation does not include any other compensation including but not limited to, fringe benefits (including car allowances and relocation payments), employee discounts, stock-based compensation, bonuses, commissions, overtime pay, severance pay, income from stock option exercises or the vesting or settlement of other equity awards, expense reimbursements or allowances, disability payments, workmen’s compensation payments, welfare benefits, and any contributions that the Company or any Designated Subsidiary makes on behalf of a Participant to any benefit plan (including any 401(k) plan, or any other welfare or retirement plan).

(i)    “Eligible Employee” means all employees of the Company and all employees of any Designated Subsidiary who: (1) have been employed by the Company or a Designated Subsidiary for at least 6 months; and (2) are customarily employed by the Company or a Designated Subsidiary for at least 5 months in any calendar year. Notwithstanding the foregoing, the following employees of the Company and its Designated Subsidiaries shall not be eligible to participate in the Plan: (1) employees who are citizens or residents of a foreign jurisdiction if the grant of an Option under this Plan is prohibited under the laws of such foreign jurisdiction or if compliance with the laws of such foreign jurisdiction would cause this Plan to violate the requirements of Section 423 of the Code; and (2) employees who are subject to the reporting requirements of Section 16(a) of the Securities and Exchange Act of 1934, as amended.

(j)     “Enrollment Period” means the period of time prescribed by the Committee during which Eligible Employees may elect to participate in an Offering Period. The duration and timing of Enrollment Periods may be changed or otherwise modified by the Committee from time to time.

(k)    “Fair Market Value” means, as of any given date, the closing price for the Stock as reported on the national securities exchange in the United States on which the Stock is then listed, or if no sale occurred on such date, the last day preceding such date during which a sale occurred.

(l)    “Maximum Offering” means the maximum number of shares of Stock that may be issued to each Participant under the Plan during any given time period. Unless otherwise determined by the Committee, the Maximum Offering during any single Offering Period shall be 100,000 shares of Stock.

(m)    “Offering Commencement Date” means the first business day of each Offering Period.

(n)    “Offering Period” means the period established in advance by the Committee during which payroll deductions are collected to purchase shares of Stock pursuant to this Plan. Offering Periods will begin on the first business day on or after January 1 and July 1 of each year; provided that, subject to Section 2.1, the first Offering Period for which the Plan shall apply is the Offering Period beginning on July 1, 2021. The duration and timing of Offering Periods may be changed pursuant to Section 3.2 and Article 11 of the Plan.

(o)    “Option” means the right granted to Participants to purchase shares of Stock pursuant to an offering made under the Plan.

(p)    “Participant” means an Eligible Employee who has elected to participate in the Plan pursuant to Article 6.

(q)    “Plan” means this Carvana Co. 2021 Employee Stock Purchase Plan, as it may be amended from time to time.

(r)    “Proceeding” has the meaning set out in Section 12.11.

(s)    “Purchase Price Per Share” means 90% of the Fair Market Value of one share of Stock on the last Trading Day of the Offering Period. The Committee may adjust the Purchase Price Per Share prior to the beginning of an Offering Period; provided that, the Purchase Price Per Share shall never be less than 85% of the Fair Market Value of one share of Stock on the last Trading Day of the applicable Offering Period.

(t)    “Stock” means the shares of Class A common stock, $0.001 par value per share, of the Company or any security that may be substituted for Stock or into which Stock may be changed pursuant to Article 10.

(u)    “Subsidiary” means any entity that constitutes a subsidiary corporation of the Company within the meaning of Section 424(f) of the Code.

(v)    “Termination of Employment” or “Terminates Employment” means the cessation of the employee-employer relationship between the Employee and the Company or a Subsidiary for any reason, including resignation, discharge, death, disability, retirement or the disaffiliation of a Subsidiary. An Employee will not be deemed to have a Termination of Employment on account of sick leave, medical leave, military leave or any other leave of absence approved by the Committee; provided, however, where the period of leave exceeds 3 months, and the Employee’s right to reemployment is not guaranteed either by statute or by contract, the employee-employer relationship will be deemed to have terminated for purposes of this Plan on the first day immediately following such 3 month period.

(w)    “Trading Day” means a day on which the national stock exchange upon which the Stock is listed is open for trading.